Putnam Absolute Return 100 Fund, October 31, 2016, annual report

77I Creation of additional class of shares, class P
PEA # 241, filed 8/29/16, effective 8/30/16

Termination of additional class of shares, class R5
Effective 2/1/16, the fund has terminated its class R5 shares.